Exhibit 21
Video Display Corporation
Subsidiary Companies

Lexel Imaging Systems, Inc. 1501 Newtown Pike Lexington, Kentucky	Aydin Displays, Inc. 1 Riga Lane Birdsboro, Pennsylvania

Fox International Ltd. 23600 Aurora Road Bedford Heights, Ohio

Southwest Vacuum Devices, Inc. 1868 Tucker Industrial Drive Tucker, Georgia

Video Display (Europe), Ltd. Unit 5 Old Forge Trading Estate Dudley Road, Stourbridge West Midlands DY9 8EL England

Z-Axis, Inc. 15 Eagle Street Phelps, New York